Exhibit 10.4

Addendum to Share Exchange and Purchase Agreement

Dated as of February 8, 2023

This Addendum to Share Exchange and Purchase Agreement, (this “Addendum”) is entered into as of the date first set forth above (the “Addendum Date”), by and among (i) HeartCore Enterprises, Inc., a Delaware corporation (“HeartCore”); (ii) Sigmaways, Inc., a California corporation (“Sigmaways”) and (iii) Prakash Sadasivam (“Seller”). Each of HeartCore, Sigmaways and the Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Parties are all of the Parties to that Share Exchange and Purchase Agreement, dated as of September 6, 2022, (as amended to date, the “Original Agreement”) and now desire to enter into this Addendum to set forth certain additional agreements related thereto;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Defined terms used herein without definition shall have the meanings given in the Original Agreement.

2.	The Parties acknowledge and agree that the references to the Common Stock Purchase Warrant to acquire 1,900,000 shares of Common Stock was in error, and the Warrant was intended to be for 737,500 shares of Common Stock, and the Warrant was to be issued for such 737,500 shares of Common Stock. The Original Agreement is deemed amended as of the Closing Date to reflect the same, and on February 6, 2023 the Company and Seller entered into an amendment and restatement of the Warrant to reflect the same.

3.	Other than as amended here, the Original Agreement shall remain in full force and effect. Following the Addendum Date, any reference in the Original Agreement to the “Agreement” shall be deemed a reference to the Original Agreement as addended by this Addendum.

4.	This Addendum shall be governed by, enforced, and construed under and in accordance with the Laws of Delaware, without giving effect to principles of conflicts of law thereunder.

5.	This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the Addendum Date.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Sigmaways, Inc.

By:	/s/ Prakash Sadasivam
Name:	Prakash Sadasivam
Title:	Chief Executive Officer Prakash Sadasivam

Prakash Sadasivam

By:	/s/ Prakash Sadasivam
Name:	Prakash Sadasivam

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